UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
July 2, 2019
(Date of Report (date of earliest event reported)

Cutera, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3240 Bayshore Blvd. Brisbane, California 94005
(Address of principal executive offices)
(415) 657-5500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On July 9, 2019, Cutera, Inc. (the “Company”) issued a press release announcing that its preliminary, unaudited financial results for the quarter ended June 30, 2019 exceeded consensus growth estimates and its own revenue forecast. A copy of the Company’s press release is furnished as Exhibit 99.1 on this Current Report on Form 8-K.

The information in Item 2.02 of this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and pursuant to General Instruction B.2 of Form 8-K, will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

On July 2, 2019, the Company’s board of directors (the “Board”) appointed David Mowry as Chief Executive Officer (“CEO”) of the Company effective as of his employment commencement date, which is July 8, 2019. On the same date, the Board also increased the number of directors constituting the Board from six to seven directors and appointed Mr. Mowry to the Board, effective as of July 8, 2019 and until such time as his successor is duly elected and qualified. On July 9, 2019, the Company issued a press release regarding the hiring of Mr. Mowry and his appointment to the Board, a copy of which is attached hereto as Exhibit 99.1.

From May 2016 to October 2018, Mr. Mowry served as President and Chief Executive Officer, as well as a member of the Board of Directors, of Vyaire Medical, a global leader in the respiratory diagnostics, ventilation, and anesthesia delivery and patient monitoring market segments. Prior to his assignment at Vyaire, Mr. Mowry served from October 2015 to May 2016 as Executive Vice President and Chief Operating Officer and member of the Board of Directors of Wright Medical Group N.V., a global medical device company focused on extremities and biologics products, and during this time period he was also a member of the Board of Directors of EndoChoice Holdings, Inc., a company focused on the manufacturing and commercialization of platform technologies relating to the treatment of gastrointestinal conditions. Prior to Mr. Mowry’s assignment at Wright Medical Group, he served as President and Chief Executive Officer and member of the Board of Directors of Tornier N.V. from February 2013 until October 2015, at which time Tornier and Wright Medical Group merged, and prior to that, as Chief Operating Officer of Tornier from 2011 to 2013. Within the spine industry, Mr. Mowry served as Vice President of Operations and Logistics at Zimmer Spine from February 2002 until October 2006. Mr. Mowry has held executive leadership positions over his thirty year medical device career at Covidien plc, ev3, Inc. and Zimmer Spine, Inc. Mr. Mowry is on the board of directors of Alphatec Holdings, Inc., a public medical technology company that designs, develops, and markets products for the surgical treatment of spine disorders. Mr. Mowry received a B.S. degree in Engineering from the United States Military Academy at West Point.

Mr. Mowry’s base salary will be $650,000 and he will not be entitled to receive any board compensation during the period of his employment. Mr. Mowry will also be eligible to participate in the Company’s 2019 Management Bonus Program on a prorated basis to reflect the period during 2019 that Mr. Mowry is employed with the Company, and his target bonus percentage will be equal to 80% of his base salary. The annual cash compensation of Mr. Mowry will be as follows:

Name	Position	Salary	Target Cash Bonus Opportunity(1)	Target Cash Compensation
David Mowry	CEO and Director	$650,000	$520,000	$1,170,000

(1)

The annual Target Cash Bonus Opportunity is based on the corporate performance measures and the target bonus percentage applicable to Mr. Mowry per the 2019 Management Bonus Program. For 2019, Mr. Mowry’s Target Cash Bonus Opportunity will be a prorated amount to reflect the period during 2019 that he is employed with the Company.

Mr. Mowry’s offer letter provides Mr. Mowry with a relocation expense reimbursement benefit of up to $150,000, contingent on Mr. Mowry relocating to Brisbane, California or the San Francisco Bay Area within 18 months of employment commencement, and a sign-on bonus of $100,000. Mr. Mowry is obligated to return the sign-on bonus in full if he has not relocated within the 18-month period described above, or Mr. Mowry terminates his employment with the Company within such period.

Mr. Mowry’s equity award compensation, which includes restricted stock units and performance-based restricted stock units are described further below.

Pursuant to a Change of Control and Severance Agreement (the “Severance Agreement”), in the event of the Company’s termination of Mr. Mowry’s employment with the Company without Cause (as defined in the Severance Agreement) and other than due to Mr. Mowry’s death or disability, that occurs other than during the period beginning three months prior to a Change of Control (as defined in the Severance Agreement) through 12 months after a Change of Control (the “Change of Control Period”), Mr. Mowry would be entitled to receive a lump sum cash payment equal to the sum of (a) 100% of his annual base salary, (b) 100% of his actual bonus for the prior fiscal year, and (c) the product of 12 times the first month’s premium payable for continued Company group health care coverage for Mr. Mowry and his eligible dependents (collectively, the “Cash Severance”). If during the Change of Control Period, Mr. Mowry’s employment is terminated by the Company without Cause and other than due to his death or disability, or Mr. Mowry resigns for Good Reason, then Mr. Mowry will receive the Cash Severance plus vesting acceleration with respect to certain of his equity awards as follows. Mr. Mowry’s outstanding equity awards that are subject to time-based vesting (but not achievement of performance goals) will accelerate vesting as to 100% of the shares subject to those awards. Any severance payments and benefits under the Severance Agreement are subject to Mr. Mowry entering into and not revoking a release of claims in favor of the Company. The Severance Agreement also provides that, in the event of a Change of Control, with respect to any equity awards granted to Mr. Mowry within the period 12 months prior to the Change of Control that, as of the Change of Control, are subject to achievement of performance-based criteria (excluding Mr. Mowry’s performance-based restricted stock units described further below), any portion of such awards for which the performance period is ongoing as of the Change of Control will have the performance period shortened and performance measured based on the shortened period, and to the extent performance is achieved, will vest in connection with the Change of Control. Any remaining portion of such award that has not vested prior to the Change of Control will terminate. The Severance Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Mr. Mowry is expected to enter into an indemnification agreement with the Company, the terms of which were previously described in Item 1.01 of the Current Report on Form 8-K filed by the Company on February 20, 2019.

There are no arrangements or understandings between Mr. Mowry and any person pursuant to which Mr. Mowry was selected as a director, and there are no actual or proposed transactions between Mr. Mowry or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

 Promotion to President and Compensation for Jason Richey

Following the appointment of a permanent CEO and consistent with his promotion, Mr. Richey’s title changed from Interim CEO and Chief Operating Officer to President. His cash compensation was modified effective July 8, 2019, as follows:

●	Mr. Richey’s base salary was modified from $505,000 to $575,000 and his target cash bonus opportunity as a percentage of salary remained the same at 75%.

Name	Position	Salary	Target Cash Bonus Opportunity(1)	Target Cash Compensation
Jason Richey	President	$575,000	$431,250	$1,006,250

(1)	The annual Target Cash Bonus Opportunity is based on the corporate performance measures and the target bonus percentage applicable to Mr. Richey per the 2019 Management Bonus Program.

Mr. Richey also received the restricted stock units described further below. In connection with Mr. Richey’s new role, the Board approved that Mr. Richey’s annual long-term incentive opportunity for 2020 is targeted at $700,000, provided that any such equity awards will be subject to approval by the Board or its compensation committee, in its sole discretion.

Equity Awards

On July 2, 2019, the Board approved the following equity awards, effective as of July 8, 2019, for Mr. Mowry:

●

A restricted stock unit award covering 67,897 shares of the Company’s common stock (“Shares”), determined as $1,250,000, divided by the volume weighted average stock price of a Share (“VWAP”) over the 50, consecutive, trading days immediately before Mr. Mowry’s employment start date. This award is scheduled to vest in four, equal installments on each of the one-, two-, three-, and four-year anniversaries of Mr. Mowry’s employment start date, subject to his continued employment through the applicable vesting date; and

●

A performance-based restricted stock unit award covering a target of 67,897 Shares, determined as $1,250,000, divided by the VWAP over the 50, consecutive, trading days immediately before Mr. Mowry’s employment start date. This award is subject to performance-based criteria relating to the achievement of the Company’s annual operating budget for non-GAAP operating margin measured over four performance periods that consist of the period of 2019 during which Mr. Mowry is employed with the Company and each of the Company’s fiscal years 2020, 2021 and 2022, with the percentage of the target Shares subject to the award allocated to each such performance periods equal to 15%, 25%, 30%, and 30%, respectively. The maximum number of Shares that may vest under the award is 150% of the target number of Shares subject to the award. Upon achievement of performance during a performance period, the applicable portion of the award will vest subject to Mr. Mowry’s continued employment with the Company through the date that performance is certified. In the event of the Company’s Change of Control (as defined in the Severance Agreement) while this award remains subject to performance achievement, the portion of the award allocated to the performance period that is ongoing as of the Change of Control will be deemed to have achieved performance at the target level, and will be scheduled to vest on the last day of such performance period subject to Mr. Mowry’s continued employment through such date. Any portion of the award for which the performance period has not commenced will terminate in connection with the Change of Control.

Mr. Mowry’s offer letter also contemplates that for 2020, Mr. Mowry would be eligible to receive a restricted stock unit award with a value of approximately $400,000 that would be scheduled to vest generally over a period of three years subject to his continued employment, and a performance-based restricted stock unit award with a value of approximately $400,000 (the “2020 PSU”) that would be subject to performance goals determined by the Board. In the event of the Company’s Change of Control (as defined in the Severance Agreement) while the 2020 PSU remains subject to performance achievement, the portion of the award allocated to the performance period that is ongoing as of the Change of Control will be deemed to have achieved performance at the target level, and will be scheduled to vest on the last day of such performance period subject to Mr. Mowry’s continued employment. Any portion of the 2020 PSU for which the performance period has not commenced will terminate in connection with the Change of Control.

On July 2, 2019, the Board approved the following equity awards, effective as of July 8, 2019, for Mr. Richey:

●

A restricted stock unit award covering 27,159 Shares, determined as $500,000, divided by the VWAP over the 50, consecutive, trading days immediately before July 8, 2019. This award is scheduled to vest in four, equal installments on each of the one-, two-, three-, and four-year anniversaries of July 8, 2019, subject to Mr. Richey’s continued employment through the applicable vesting date.

●

A restricted stock unit award covering 27,159 Shares, determined as $500,000, divided by the VWAP over the 50, consecutive, trading days immediately before July 8, 2019. This award is scheduled to vest as to all of the Shares subject to the award on January 1, 2020, subject to Mr. Richey’s continued employment through such date.

Item 9.01     Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter dated June 22, 2019 by and between Cutera, Inc. and David Mowry.
10.2	Change of Control and Severance Agreement dated July 8, 2019 by and between Cutera, Inc. and David Mowry.
99.1	Press Release Announcing Appointment of Chief Executive Officer dated July 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

Date: July 9, 2019	/s/ Darren W. Alch
Darren W. Alch
Vice President, General Counsel & Corporate Secretary